Exhibit 99.1

Company Contact:                 Investor Relations Contact:
Ultralife Batteries, Inc.        Lippert/Heilshorn & Associates, Inc.
Robert W. Fishback               Jody Burfening
(315) 332-7100                   (212) 838-3777
bfishback@ulbi.com               jks@lhai.com

         Ultralife Batteries, Inc. Raises $2.4 Million From the Sale of
                          Ultralife Taiwan, Inc. Shares

     - Company Retains 10.6% Ownership Interest in Ultralife Taiwan, Inc. -

Newark, NY, October 29, 2002 - Ultralife Batteries, Inc. (NASDAQ: ULBI) ("Ultralife") has sold an aggregate of 42.5 million shares of Ultralife Taiwan, Inc. ("UTI") stock to UTI and PGT Energy Corporation ("PGT") in exchange for total consideration of $2.4 million and the return of 700,000 shares of Ultralife common stock. Ultralife and PGT were the two most significant investors when UTI was formed in 1999.

Under the terms of the transaction, Ultralife will receive $2.4 million in a series of 5 cash payments beginning October 30, 2002 and ending no later than mid-December 2002. In addition, over the next 3 years Ultralife will have reserved access to 10% of UTI's high volume capacity for rechargeable lithium battery products and the rights to utilize UTI's LSB (Large Scale Battery) technology for the production of large capacity lithium ion batteries for government and military markets in the U.S. and the U.K. As a result of the transaction, Ultralife's ownership interest in UTI will decline from approximately 30% to approximately 10.6%. In addition, the Company expects to record a non-operating gain of at least $2.4 million in its second fiscal quarter and to record an increase in treasury stock to reflect the return of its 700,000 common shares. This will result in reducing the issued and outstanding common shares of Ultralife to 12,652,269.

"This transaction is very important to us in that it gives us the additional resources to move forward with our operating plans in the new fiscal year," said John Kavazanjian, president and chief executive officer of Ultralife. "It also benefits UTI which now has flexibility in any fund raising activities it may pursue. UTI remains an important strategic partner for Ultralife and we will continue to work closely with them in our rechargeable business."

About Ultralife

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable), lithium ion and polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM and retail customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack, Sears and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, world

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events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's web site,
                          www.ultralifebatteries.com.